Exhibit 10.1

This PREFERRED STOCK REPURCHASE AGREEMENT (this “Agreement”) dated as of March 14, 2019, among BioScrip, Inc. (the “Company”) on the one hand and Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P. and Blackwell Partners LLC – Series A, on the other hand (each a “Preferred Stockholder” and collectively, the “Preferred Stockholders”).

WHEREAS, the Preferred Stockholders collectively own 614,177 shares (the “Preferred Shares”) of Series C Convertible Preferred Stock, par value $0.0001 per share, of the Company (the “Series C Preferred Stock”) representing 100% of the outstanding Series C Preferred Stock;

WHEREAS, the Company and the Preferred Stockholders are party to that certain Registration Rights Agreement, dated March 9, 2015, as amended by that certain Amendment No. 1 to the Registration Rights Agreement, dated June 10, 2016 and that certain Amendment No. 2 to the Registration Rights Agreement, dated June 14, 2016 (the “Registration Rights Agreement”);

WHEREAS, the Preferred Stockholders desire to sell to the Company the Preferred Shares and the Company desires to repurchase the Preferred Shares; and

WHEREAS, on the date hereof, the Company is entering into that certain Agreement and Plan of Merger by and among the Company, HC Group Holdings I, LLC, a Delaware limited liability company (“Omega Parent”), HC Group Holdings II, Inc.. a Delaware corporation (“Omega”), HC Group Holdings III, Inc., a Delaware corporation, Beta Sub, Inc., a Delaware corporation, and Beta Sub, LLC, a Delaware limited liability company (as amended or modified, the “Merger Agreement”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants contained herein, the parties hereby agree as follows:

1.              Sale and Repurchase of the Shares. Subject to the terms of this Agreement, at the Repurchase Closing (as defined below),the Company shall repurchase and acquire from the Preferred Stockholders, and each of the Preferred Stockholders shall sell, assign, deliver and convey to the Company (the “Repurchase”), the Preferred Shares listed next to such Preferred Stockholder’s name on Schedule 1 to this Agreement for a purchase price of (i) an amount in cash equal to 120% of the Liquidation Preference (as defined in the Certificate of Designations of Series C Convertible Preferred Stock of the Corporation (the “COD”)) per Preferred Share determined as of the date of the Repurchase Closing (the “Cash Repurchase Price”) and (ii) 2.5226 fully paid, validly issued and non-assessable shares of Common Stock of the Company, $0.0001 par value per share (the “Common Stock”), per Preferred Share (the “Share Repurchase Consideration” and together with the Cash Repurchase Price, the “Repurchase Price”). For purposes of clause (i) of this Section 1, in the event the Repurchase Closing occurs on a date during a Regular Dividend Period (as defined in the COD), the Liquidation Preference per Preferred Share shall include Accrued Dividends (in addition to all prior Accrued Dividends) calculated in accordance with Section 3(a)(ii) of the COD for such partial period. Such Repurchase Price shall be paid in full satisfaction of all obligations of the Company to the Preferred Stockholders with respect to the Preferred Shares (including, without limitation, all dividends accrued thereon in accordance with the COD) but unpaid).

2.              Closing. The Repurchase described and provided for in this Agreement shall take place at a closing (the “Repurchase Closing”) at the offices of Gibson, Dunn & Crutcher, LLP at 200 Park Avenue, New York, New York immediately following the Second Merger Effective Time (as defined in the Merger Agreement) or such other date as each of the parties hereto, with the prior written consent of Omega, agrees in writing. Each Preferred Stockholder’s obligations to sell its Preferred Shares under this Agreement shall be conditioned upon the Repurchase Closing occurring at or prior to February 11, 2020. At the Repurchase Closing:

(a)           the Preferred Stockholders hereby agree to take such action as may reasonably be requested or as may be required to have the Company’s transfer agent record the transfer of the Preferred Shares in the Company’s share registry; and

(b)           subject to receipt by the Company of the certificates described in clause (a) above, the Company shall (i) deliver to each of the Preferred Stockholders an amount equal to the Cash Repurchase Price multiplied by the number of Preferred Shares being sold to the Company by the applicable Preferred Stockholder by check or wire transfer in immediately available funds to a bank account designated by the Preferred Stockholders prior to the date thereof and (ii) issue to each of the Preferred Stockholders that number of shares of Common Stock equal to the Share Repurchase Consideration multiplied by the number of Preferred Shares being sold to the Company by the applicable Preferred Stockholder.

3.              Representations and Warranties of the Stockholders. Each Preferred Stockholder represents and warrants to the Company as to itself as follows:

(a)   Such Preferred Stockholder is the legal and beneficial owner of the Preferred Shares listed next to such Preferred Stockholder’s name on Schedule 1 to this Agreement. Each Preferred Stockholder owns such Preferred Shares outright and free and clear of any options, contracts, agreements, liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind, or other encumbrances.

(b)               The Preferred Shares listed on Schedule 1 represent all of the Series C Preferred Stock beneficially owned by the Preferred Stockholder.

(c)               It has all requisite power and authority to sell and transfer the Preferred Shares to the Company in the manner provided herein.

(d)               It has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and has obtained all required consents or approvals necessary for the execution, delivery and performance by it of this Agreement. This Agreement has been duly executed and delivered by it, and constitutes its valid and binding obligation enforceable in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors’ rights generally or by general principles of equity and public policy).

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(e)               As of March 14, 2019, the Liquidation Preference (including Accrued Dividends) with respect to the Preferred Shares is $157.746 per Preferred Share and $96,883,945 in the aggregate.

4.              Representations and Warranties of the Company. The Company represents and warrants to the Preferred Stockholder as follows:

(a)               The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)               The Company has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of the Company enforceable in accordance with its terms (except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors’ rights generally or by general principles of equity and public policy).

(c)               The Board of Directors of the Company has approved the execution and delivery of this Agreement and the consummation of the transactions hereunder.

(d)               At the Repurchase Closing, the Company will have duly authorized a sufficient number of shares of Common Stock to consummate the Repurchase Closing, and when issued, all shares of Common Stock issued as Share Repurchase Consideration under this Agreement will be fully paid, validly issued and non-assessable, and not subject to any transfer restrictions other than pursuant to applicable law, and no stockholder of the Company will have any preemptive right of subscription or purchase in respect thereof.

(e)               At the Repurchase Closing, the Company’s repurchase of the Preferred Shares under this Agreement will comply with Section 160 of the General Corporation Law of the State of Delaware.

(f)    As of March 14, 2019, the Liquidation Preference (including Accrued Dividends) with respect to the Preferred Shares is $157.746 per Preferred Share and $96,883,945 in the aggregate.

5.              No Transfers or Conversions. Following the execution hereof and until the Repurchase Closing, each of the Preferred Stockholders agrees not to, and to cause its affiliates not to, (i) directly or indirectly, sell, transfer, assign, pledge, tender, convert, exchange or encumber or otherwise dispose of any of the Preferred Shares or (ii) exercise its right to convert the Preferred Shares into shares of Common Stock pursuant to Section 6 of the COD.

6.              Termination. This Agreement (other than Sections 6, 9 and 13-24, which shall survive the termination) shall terminate automatically and shall have no further force and effect as of the earliest to occur of (i) such date and time as the Merger Agreement shall be validly terminated in accordance with the terms and provisions thereof, and (ii) the effectiveness of a written agreement executed by the parties hereto and Omega to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement (other than Sections 6, 9 and 13-24, which shall survive the termination); provided, however, that such termination or expiration shall not relieve any party from liability for any willful and material breach of this Agreement prior to termination or expiration thereof. “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Chicago, Illinois are authorized or required by applicable law to be closed.

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7.              Registration Rights Waiver. The execution and delivery of this Agreement by the Preferred Stockholders, which represent a Majority-in-Interest (as defined in the Registration Rights Agreement) of the Holders (as defined in the Registration Rights Agreement) under the Registration Rights Agreement, shall be deemed a consent by the Preferred Stockholders, in their capacities as Holders, under Section 9 (Preservation of Rights) of the Registration Rights Agreement with respect to the registration rights to be granted to Omega Parent in connection with the Merger Agreement and any reverse stock splits that may be effected by the Company following the Repurchase Closing.

8.                  Waiver of Rights. The execution and delivery of this Agreement by the Company and the Preferred Stockholders shall constitute the express waiver by the Preferred Stockholders of any right, notice, consent, entitlement or other procedural requirement arising as a result of the share issuances and other transactions contemplated by the Merger Agreement, under the Second Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated Bylaws of the Company and the COD, in each case, that may be applicable to, and inconsistent with, the transactions contemplated by this Agreement or the Merger Agreement, including its right to convert the Preferred Shares into shares of Common Stock pursuant to Section 6 of the COD.

9.                  Indemnification.

(a)   The Company shall indemnify, defend and hold harmless the Preferred Stockholders and each officer, director, member, partner, affiliate, employee, agent and representative of the Preferred Stockholders (collectively, the “Stockholder Indemnitees”) against all claims, actions, judgments, liabilities, losses, and damages, together with all reasonable and properly documented costs and expenses related thereto (including reasonable legal fees and expenses, collectively, “Losses”)) relating to or arising from (i) the execution or delivery of this Agreement, the Repurchase Closing or the performance by any Preferred Stockholder of its obligations under this Agreement, or (ii) the execution and delivery of the voting agreement entered into by the Preferred Stockholders with Omega Parent and Omega relating to the Merger Agreement (the “Voting Agreement”) or the performance by any Preferred Stockholder of its obligations under the Voting Agreement, in each case except to the extent that any such Losses are attributable to the breach of this Agreement or the Voting Agreement by the Preferred Stockholder or the willful misconduct or fraud of such Stockholder Indemnitee. In the event that any Stockholder Indemnitee claims any such right of indemnification, such Stockholder Indemnitee shall provide to the Company prompt written notice thereof, together with reasonable detail regarding such claims (provided that the failure to so notify shall not relieve the Company from its obligations under this Section 9 except to the extent that the Company forfeits rights or defenses by reason of such failure) and in the event such claims involved third party claims, allow the Company to defend and settle such claims on the Stockholder Indemnitee’s behalf; provided, however, that the Company shall keep the Stockholder Indemnitee reasonably apprised of the status of the defense of any such third party claim and such Stockholder Indemnitee shall have the right to participate in such defense and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel shall be borne by the Stockholder Indemnitee, except that such fees and expenses (to the extent reasonable, documented and out-of-pocket) shall be borne by the Company (i) to the extent incurred prior to the date the Company assumed control of such defense, (ii) if the Stockholder Indemnitee reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Stockholder Indemnitee that cannot reasonably be asserted by the Company on behalf of the Stockholder Indemnitee, in which case the fees and expenses (to the extent reasonable, documented and out-of-pocket) incurred by the Stockholder Indemnitee in asserting any such legal defenses shall be borne by the Company, or (iii) if the Stockholder Indemnitee reasonably shall have concluded (upon advice of its counsel) that the Company has conflicting legal positions from the Stockholder Indemnitee with respect to such third party claims or that representation of such Stockholder Indemnitee by the counsel retained by the Company would be inappropriate due to actual or potential differing interests between such Stockholder Indemnitee and any other party represented by such counsel with respect to such third party claim, in which case the Company shall not have the right to assume the defense of such claims against the Stockholder Indemnitee and all fees and expenses (to the extent reasonable, documented and out-of-pocket) incurred by the Stockholder Indemnitee in connection with such third party claims shall be indemnified by the Company. If the Company fails to assume the defense of any claims in accordance with the above, the Stockholder Indemnitee shall have the sole right to defend and settle any such third party claims; provided that such right to settle shall be subject to the prior written consent of the Company (not to be unreasonably conditioned, delayed or withheld). Except as provided above, the Company shall promptly reimburse each Stockholder Indemnitee for any reasonable and properly documented legal and any other necessary out-of-pocket expenses incurred by such Stockholder Indemnitee in connection with investigating and defending any such Losses. The Company agrees that it will not, without the Stockholder Indemnitee’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereto in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise does not require the payment of money by such Stockholder Indemnitee, does not impose any other obligation on such Stockholder Indemnitee, does not subject such Stockholder Indemnitee to any injunction or restrictive covenants, and includes an unconditional release of such Stockholder Indemnitee from all liability arising out of such action, suit, claim or proceeding. As of the date hereof, the Preferred Stockholders are not aware of any occurrences, events or circumstances that would reasonably be expected to result in a claim for indemnification under this Section 9. The obligations under this Section 9 shall survive the consummation of the transactions contemplated by this Agreement.

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(b)   The foregoing right to indemnity and advancement of expenses shall be in addition to any rights that the Stockholder Indemnitee may have at common law, pursuant to contract or otherwise (both as to action in his or its official capacity and as to action in another capacity while holding such position or related to the Company). Each of the parties hereto acknowledges that certain Stockholder Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the the Preferred Stockholder or the affiliates of a Preferred Stockholder (collectively, the “Other Indemnitors”) and hereby agrees that the Company and its affiliates are, collectively, the indemnitor of first resort (it being understood, for the avoidance of doubt, that the obligations of the Other Indemnitor, if any, are secondary and any obligation of the Company to provide indemnification (including, without limitation, through director or officer insurance policies) for the same expenses or liabilities incurred by the Stockholder Indemnitees are primary).

10.              Warrant Acknowledgment and Agreement. The execution and delivery of this Agreement by the Preferred Stockholders shall constitute the express acknowledgment by and agreement of the Preferred Stockholders that any Warrant Certificates (as defined in the 2015 Warrant Agreement) issued pursuant to the 2015 Warrant Agreement (a) are not entitled to any antidilution or other adjustments as of the date hereof and (b) shall not be subject to any antidilution or other adjustments arising as a result of the share issuances and other transactions contemplated by the Merger Agreement, this Agreement and that certain letter agreement, dated as of the date hereof, between the Company and ASSF IV AIV B Holdings, L.P., including any adjustments to the Exercise Price (as defined in the 2015 Warrant Agreement) of such Warrant Certificates pursuant to Section 4 of the 2015 Warrant Agreement. For purposes of this Agreement, “2015 Warrant Agreement” means that certain Warrant Agreement, dated as of March 9, 2015, by and among the Company and the purchasers party thereto. For the avoidance of doubt, the 2015 Warrant Agreement and Warrant Certificates issued thereunder shall remain in full force and effect following the Repurchase Closing. The Company and the Preferred Stockholders agree that this Section 10 constitutes an amendment of the 2015 Warrant Agreement and that they shall take such actions as may be reasonably requested by another party or Omega to effectuate such amendment.

11.              Release. Effective (i) as of the Repurchase Closing with respect to Series C Preferred Stock, and (ii) as of the date of redemption with respect to Series A Preferred Stock, each Preferred Stockholder, on behalf of itself and its successors, assigns, Representatives (as defined in the Merger Agreement) and any other person or entity claiming by, through, or under any of the foregoing, hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Company and its Affiliates (as defined in the Merger Agreement) and its Representatives (as defined in the Merger Agreement) from any and all claims, demands, damages, judgments, causes of action, liabilities and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising out of or relating to each such Preferred Stockholder’s ownership of the Preferred Shares (provided, that in the case of Blackwell, only to the extent arising out of or relating to Blackwell’s ownership of Preferred Shares at any time that are subject to any investment management agreement between Blackwell and Coliseum Capital Management, LLC as listed on Schedule 1). Notwithstanding the foregoing, the Preferred Stockholders are not hereby releasing their rights with respect to (i) the 2015 Warrant Agreement and the Warrant Certificates issued thereunder other than as otherwise set forth in this Agreement and with respect to any liabilities or obligations with respect to breaches of any representations, warranties, or agreements therein arising prior to the Repurchase Closing and (ii) any rights or obligations set forth in this Agreement. Each Preferred Stockholder hereby agrees that the contracts pursuant to which such Preferred Stockholder obtained the Preferred Shares shall, effective as of the Repurchase Closing, be terminated in their entirety and no party thereto shall have any further rights, duties, liabilities or obligations in connection therewith or arising thereunder.

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12.              Disclosure. The Company shall provide each Preferred Stockholder with a draft of any disclosure documents, filings or press releases referencing, describing or filing this Agreement a reasonable period of time prior to the filing or publication thereof, and shall consider in good faith any comments made by each Preferred Stockholder with respect thereto received within twenty-four (24) hours after such drafts were delivered to the Preferred Stockholders.

13.              Tax Treatment. For federal income tax purposes (and applicable state and local tax purposes), the parties acknowledge and agree that the Repurchase is intended to be taxable exchange governed by Section 1001 of the Code. The parties will file all tax returns in a manner consistent with such intent and shall not take an inconsistent position on any tax return or in any audit or similar proceeding.

14.              Governing Law; Venue. All terms of and rights under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the Court of Chancery of the State of Delaware; provided, however, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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15.              Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.              Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.

17.              Severability. If any term of this Agreement is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms (or parts thereof) set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein (or parts thereof) set forth will be deemed dependent upon any other such term unless so expressed herein.

18.              Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

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19.              Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

20.              Assignment; Binding Effect. This Agreement shall not be assigned by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

21.              Amendment; Waiver. Any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance) only with the prior written consent of the Company, Omega and each of the Preferred Stockholders.

22.              Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart to this Agreement.

23.              Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

24.              Third Party Beneficiary. The parties hereto acknowledge and agree that Omega is an express third party beneficiary of this Agreement and shall have the right to enforce this agreement and rely upon the representations and warranties set forth herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement with the intent that it be effective on the date first above written.

BioScrip, Inc.

By:	/s/ Daniel Greenleaf
Name: Daniel Greenleaf
Title: President

COLISEUM CAPITAL PARTNERS, L.P.

By: Coliseum Capital, LLC, its general partner

By:	/s/ Christopher Shackelton
Name: Christopher Shackelton
Title: Manager

COLISEUM CAPITAL PARTNERS II, L.P.

By: Coliseum Capital, LLC, its general partner

By:	/s/ Christopher Shackelton
Name: Christopher Shackelton
Title: Manager

BLACKWELL PARTNERS LLC – SERIES A

By: Coliseum Capital Management, LLC, Attorney-in-Fact

By:	/s/ Christopher Shackelton
Name: Christopher Shackelton
Title: Managing Partner

SCHEDULE 1

Name of Stockholder	Number of shares of Series C Preferred Stock
COLISEUM CAPITAL PARTNERS, L.P.	386,655
COLISEUM CAPITAL PARTNERS II, L.P.	86,520
BLACKWELL PARTNERS LLC - SERIES A	141,002

Total:	614,177